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

From: Jack Messman
Sent: Monday, April 02, 2001 5:36 PM
To: All-Staff
Subject: Perspective: Industry Analysts See Acquisition as Generally Positive

Following the announcement of Novell's intended acquisition of Cambridge, the industry analysts who follow us have been weighing in on the combination with generally positive comments. At a high level, the leading analysts have endorsed the strategy at the core of our merger: that combining with Cambridge will accelerate Novell's transition to a services company and thereby put the combined enterprise on firm footing for future growth.

As key influencers whose opinions are closely watched by clients, prospects and investors, this positive reaction to the merger is certainly to our advantage. It is worth noting some of the important themes that have emerged from their commentary:

Progress in Novell's Transformation

"The acquisition of CTP seems to be an admission by Novell that it has gone as far as it can on its own and it needs to focus on a new business model emphasizing solutions versus raw technology.this is the right type of thing to do at this point in the life cycle of remaking the company." -- META Group

"Novell is pinning its hopes on its One Net strategy, which focuses on the convergence of all types of networks.into one global network. This approach calls for extensive consulting and integration work, an area in which Novell was lacking. The Cambridge acquisition fills this gap." -- IDC

"Novell will follow the IBM model and continue to offer products and services as a single company." -- Gartner

Building Credibility as a Services Company

"CTP's brand makes Novell a credible services player overnight." -- Forrester Research

"Novell.needed management skills to run an effective services operation." -- Forrester Research

"The acquisition brings further credibility and skills to Novell. It also emphasizes the fact that the company is serious about its One Net strategy and the move towards being an end-to-end solutions provider." -- IDC

Opportunity in Synergy

"This heritage.starts the two companies on common ground, gives them a shared perspective on how to evolve, and should help to prevent thorny integration problems. Forrester sees the combined entity creating a smooth path to new services revenue." -- Forrester Research

"The acquisition will help them drive this vision and strategy forward by integrating Novell's innovative technology with Cambridge's eSolutions delivery expertise." -- IDC

Client Centricity

"In addition Cambridge understands the whole essence of customer relationship." -- IDC

As is the case with the industry analysts, along with the positive comments come some not-so-positive remarks. Certain of the analysts took note of the challenges that they believe we face, including: the difficulties related to integrating two corporate cultures; Cambridge's lack of expertise in Novell's products; the problems associated with combining product and services companies; and the potential for channel conflict.

As we have said before, all of these are issues that we are either prepared to address or that we don't believe represent a serious challenge:

       . Effective integration of our cultures is extremely important, and a very high priority for us, but it is a manageable and an achievable goal.

       . Building expertise in Novell products is easily done, and work is already underway to identify the best process for weaving Novell's best-of-breed products into our solutions where appropriate.

       . The marriage of product and services companies is a trend well underway in our industry, and we will identify and apply the best practices that will make our combination successful.

       . And we disagree that our business will be meaningfully effected by channel conflicts in a world were "coopetition" has become the rule and profitable business relationships the central goal of everyone in our industry.

Overall, if we were keeping score, we would say it was 3 IN FAVOR and 1 AGAINST the merger with Novell, with prominent analysts like Forrester, IDC and Gartner on the positive side and only META on the not-so-positive end of the spectrum. I urge you to take a moment and go to the merger information site on W3 [http://w3.ctp.com/groups/marketing/merger/] to review the industry analysts' commentary for yourself. I think you will agree that they take a generally positive view of the acquisition, a fact that I hope confirms your confidence in our future.

Regards,

Jack Messman


_______________________________________________

Novell, Inc. ("Novell") and Cambridge Technology Partners (Massachusetts), Inc. ("Cambridge") will file a joint proxy statement/prospectus with the Securities and Exchange Commission on the Form S-4 Registration Statement. THE JOINT PROXY STATEMENT/PROSPECTUS WILL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE MERGER. The joint proxy statement/prospectus will be made available to all shareholders of Cambridge and Novell, at no expense to them. The joint proxy statement/prospectus will also be available for free at the Commission's website at www.sec.gov.

Information regarding the participants in the solicitation and a description of their direct or indirect interest, by security holdings or otherwise, is contained in the joint press release filed by Novell, Inc. with the SEC under Rule 425 on March 12, 2001.

[GRAPHIC]                               THE FORRESTER BRIEF


[GRAPHIC]
By Christine Ferrusi Ross

With Carl D. Howe

March 13, 2001
Novell Acquires CTP To Grow Beyond Products

--------------------------------------------------------------------------------
Novell announced yesterday its agreement to acquire Cambridge Technology Partners for about $260 million in stock. This is a predictable, but smart, move for the downtrodden technology vendor, which needs to move beyond products to fuel growth.
--------------------------------------------------------------------------------

Product companies in trouble often turn to services for salvation -- witness the dramatic transformation of Wang in the early 1990s into a services-only company. While Novell's acquisition makes sense, there are many services companies available for a song -- so why Cambridge Technology Partners? While CTP's CEO Jack Messman sitting on Novell's board of directors may have something to do with it, Forrester sees Novell using this acquisition to:

        . Get serious about services -- fast. CTP's 3,400 consultants add critical mass to Novell's fledgling group of 300 consultants -- and CTP's brand makes Novell a credible services player overnight. Novell probably tired of seeing so many dollars go to its services partners, and CTP allows Novell to keep more of those dollars in the corporate coffers.

        . Bring in services management. Novell doesn't have much expertise in selling services for their own sake, so it needed management skills to run an effective services operation. In fact, Novell also announced that Jack Messman will become Novell's new CEO, replacing Eric Schmidt in that role.

        . Smooth the transition to the Internet. Although CTP had been strong at eCommerce services, its original claim to fame was deploying client/server applications. This heritage, which Novell shares, starts the two companies on common ground, gives them a shared perspective of how to evolve, and should help to prevent thorny integration problems. Forrester sees the combined entity creating a smooth path to new services revenue -- which any technology company would be happy to have now.


--------------------------------------------------------------------------------
        Headquarters: Forrester Research, Inc., 400 Technology Square,
         Cambridge, MA 02139 USA +1 617/497-7090 Fax: +1 617/613-5000
          Amsterdam.Atlanta.Austin.Chicago.Frankfurt.London. New York
                      San Francisco.Tokyo.Toronto.Zurich
               www.forrester.com Email: forrester@forrester.com

FT-13-3156                                        Gartner FirstTake
Neil MacDonald, Michael Maoz,                     13 March 2001
Frances Karamouzis




Novell to Acquire Cambridge: The Next IBM or the Next Banyan?

Novell plans to purchase Cambridge Technology Partners to boost its rapidly growing service business and to replace slowing revenue from NetWare. Novell will have to tread carefully to pull it off.

--------------------------------------------------------------------------------

Event: On 12 March 2001, Novell announced a definitive agreement to acquire Cambridge for stock worth about $266 million at the time of the announcement. Novell expects to close the deal in fiscal 3Q01, although regulators and Cambridge's shareholders must approve it first. In addition, Cambridge President and CEO Jack Messman, a Novell board member, will become Novell's CEO, replacing Eric Schmidt, who will continue as Novell's chairman and chief strategist.

First Take: Cambridge, a worldwide e-business consulting firm, and Novell, largely a software company, plan to merge because of the following circumstances:

 .    NetWare still contributes about half of Novell's $1 billion in annual revenue.

 .    However, NetWare is losing market share, and nothing will likely reverse this trend.

 .    Novell's service, support and consulting organization is growing significantly and comes second to NetWare in overall revenue.

 .    Most of Novell's products to replace NetWare's revenue streams (e.g.,
     DirXML and iChain) require consulting services to install.

 .    Externally focused deployments driven by e-business requirements represent
     Novell's greatest new opportunity outside its installed base.

 .    The market for worldwide system integration and implementation is growing at an annual rate of 22 percent.

With this acquisition, Novell's service revenue will become the single largest source of revenue for Novell in fiscal 2002 (0.9 probability). By 2005, this acquisition will produce one of the following results:

 .    Like IBM, Novell maintains its software product business, but services become its single largest source of revenue. Through 2005, Novell will follow the IBM model and continue to offer products and services as a single company (0.7 probability).

 .    Like Banyan, Novell ultimately exits the product business and converts itself into a pure consultancy. Here, Novell would spin off its products into separate independent businesses much


Gartner
The content herein is often based on late-breaking events discussed at Gartner research analyst meetings. The information contained herein has been obtained from sources believed to be reliable. Gartner disclaims all warranties as to the accuracy, completeness or adequacy of the information. Gartner shall have no liability for errors, omissions or inadequacies in the information contained herein or for interpretations thereof. The conclusions, projections and recommendations represent Gartner's initial analysis for the benefit of clients looking for quick, "initial take" positions and recommendations. As a result, our positions are subject to refinements or major changes as Gartner analysts gather more information, perform surveys, run pattern recognitions, and perform further analysis.

Entire contents (C) 2001 by Gartner Group, Inc. All rights reserved. Reproduction of this publication in any form without prior written permission is forbidden.

     as Novell has done with Volera (see Gartner FirstTake FT-13-0415 "Volera Gains Its Independence From Novell") (0.3 probability).

Gartner has the following concerns about this acquisition:

     . The deal could accelerate the departure of Cambridge consultants -- something a tough economy will help to mitigate.

     . Cambridge's reputation has been badly tarnished since 1999, and the practice has become tactically focused.

     .    The Novell brand does not have clout in the e-business space.

     .    Cambridge does not maintain a practice in Novell's products.

     . Like IBM, Novell must show it has a credible, integrated service organization and that Cambridge is not merely bolted on.

     . Novell must keep Cambridge technology-neutral, and enterprises must be convinced that Novell's services are too.

     . Novell will now directly compete with its consulting partners (e.g., Cap Gemini Ernst & Young).

     . Novell must change its management mind set from product-oriented to service-oriented.

     . Novell's significant investment in March First, another service vendor, has fared poorly.

     . To keep customers from becoming nervous, Novell must articulate a vision of where it is going, how this acquisition helps that vision and that it is fully committed to the future of its products.

Even following the IBM model, Gartner believes the transition will be difficult. Further layoffs will occur within six months of the completion of the acquisition (0.8 probability). Furthermore, Gartner expects several quarters of poor financial performance as Novell absorbs the acquisition and repositions. Enterprises using Novell's products should not consider this acquisition as a reason to change purchasing decisions. Gartner reiterates that investments in Novell's core file, print, directory, and director-enabled desktop and access management services are viable through at least 2005 (0.7 probability). Enterprises using Cambridge's services should ensure that the consulting resources promised in contracts come with specific names and resumes as, during transitions, some turnover will occur.

Analytical Sources: Neil MacDonald, Enterprise Network Strategies, Michael Maoz, Customer Service and Support Strategies, and Frances Karamouzis, External Services Providers




Gartner                  Copyright (C) 2001             FT-13-3156
                                                        13 March 2001        2

200

                                                           Filing Information
                                                               March 2001
                                                               IDC #PR23H
                                                                Volume: 1
                                                              Tab: Markets

European eCustomer
Relationship
Management Services

IDCFLASH

                          Novell Snaps Up Cambridge to
                           Boost Its One Net Strategy

     Analysts: Rasika Versleijen-Pradhan, Beatrice Sarraf, and Chris Barnard

                                   IDC Opinion
What are the implications of this acquisition for Novell and for the IT services market in Europe?

Novell is pinning its hopes on its One Net strategy, which focuses on the convergence of all types of networks - the Internet, extranets, corporate and public networks, and wired and wireless networks - into one global network. This approach calls for extensive consulting and integration work, an area in which Novell was lacking. The Cambridge acquisition fills this gap as it provides Novell access to a significant number of consultants. While this model poses many benefits for Novell's client base, one must consider the existing clients of Cambridge who are in the midst of current and future eCRM and ebusiness deployments.




               AIDC
5 Speen Street . Framingham, MA 01701
-------------------------------------
 (508) 872-8200 . Fax (508) 935-4015

Announcement Highlights

On March 12, 2001 Novell, Inc. (NASDAQ: NOVL), a leading provider of Net services software, announced it is acquiring Cambridge Technology Partners, Inc. (NASDAQ: CATP) a global IT services and eSolutions provider.

Under the terms of the agreement, Novell will exchange .668 shares of Novell common stock for every outstanding share of Cambridge. The transaction is valued at approximately $266 million based on the closing price for Novell shares of $6.06 on March 9, 2001. This price appears to be very attractive, as it is about 50% of Cambridge's earnings last year. The acquisition will be accounted for as a purchase and is expected to be completed in the third quarter of Novell's fiscal 2001.

Novell chairman and CEO Eric Schmidt will hand over his CEO role to Jack Messman, CEO of Cambridge and a Novell board member since 1985. Schmidt will stay on as chairman to oversee Novell, Cambridge and the recently formed Volera business venture. He remains overall in charge, according to Peter Joseph, Novell's Director of Corporate Strategy for EMEA.

Acquisition Goals

??   Novell is seeking to become a solution-led organization.

?? The company is trying to help customers build a One Net environment in order to position themselves effectively in an Internet economy. The acquisition will help them drive this vision and strategy forward by integrating Novell's innovative technology with Cambridge's eSolutions delivery expertise. As Eric Schmidt, chairman and chief executive officer of Novell stated: "The combined talent of Novell and Cambridge will bring us closer than ever to capturing the value of Novell's net services strategy."

Outlined Benefits and Implications

?? End-to-end Solutions offerings: Novell will be able to offer a wide range of expertise across vertical industries within the technology and services areas involving consulting. The acquisition should bring consulting services to represent over one third of Novell's business. Cambridge has approximately 3400 employees, which it can bring to the deal.

?? An experienced solutions-oriented management team: Jack Messman CEO of Cambridge has been a board member of Novell since 1985. He has experience in executing market business solutions and will become the new CEO of Novell. Eric Schmidt Chairman of Novell will ensure the vision is successfully executed and will be chief strategist.

??  Large base of customer portfolio: from Global 1000 and mid-sized customers.


PR23H                              - 2 -                              A IDC

?? Cambridge will become a wholly owned subsidiary of Novell: However, it will retain its own identity and will continue to promote its own services. Therefore, both companies will continue their businesses, but the market will witness more cross-fertilization, whereby the solutions orientation approach that Cambridge utilizes will be adopted within Novell.

?? Existing Partnerships: According to both companies, the announcement has no direct bearing on existing partnerships and alliances as it is considered to be complementary to both Novell and Cambridge.

Parties Involved

Novell

Background

Novell has gone down many paths with its products and its focus, booking mixed success. From 1984 to 1996 the company focused on its NetWare network operating system and became an industry leader; from 1997 to 1999, network management was the focus; and now Novell is focusing on its Internet strategy, One Net. It has lost its prominence through a combination of muddled strategy and the rise of tough competitors such as Microsoft, but CEO Eric Schmidt has succeeded in rejuvenating the company. He believes that his One Net strategy is the key to future success.

Novell envisions One Net as a seamless management environment that, by using directory-based authentication and access control, and enables internally and externally connected users to be managed with the same tools and services. One Net allows enterprises to consolidate multiple networks. This approach is a departure from firewall-based infrastructures where only certain types of traffic are allowed in or out of networks. Such an approach needs high-level consulting expertise and Novell has been actively investigating various options to increase its muscle in this area.

Expertise to Acquisition

?? Novell has established breadth of network expertise across business, government and education markets. Novell has a wealth of experience in the network field and has retained a large number of loyal customers, even through its dark days. In addition, the new focus on One Net and directories has led to big wins, such as signing Yahoo as a customer The Internet portal uses Novell products to handle the massive management effort required to serve millions of personalized pages to users as quickly as possible. These news ebusiness customers, plus a branding campaign aimed at Internet executives, stress the company's focus on ebusiness and integrated networks.

A IDC                              - 3 -                              PR23H

?? Novell is well-placed with its product. There aren't many major players in the advanced network management space, which counts in Novell's favor. Its directory-based approach is sound, especially in the light of the explosion in the number of user profiles etc that needs to be managed in future. The company has to move fast to retain this lead.

Cambridge Technology Partners

Background

Cambridge Technology Partners is an international management consulting and systems integration firm headquartered in Cambridge, Massachusetts. Founded in 1991, the company targets both Global 2000 and midmarket companies from a range of vertical industries, and concentrates on helping its clients transform into ebusinesses. During Q2, 2000 Cambridge reorganized its sales force to focus on its "Go to Market" strategy. Its primary business solutions offerings from its service lines include Digital Strategy, eCommerce, eSCM, eCRM and eERM.

In FY00, Cambridge reported global revenue of $586.6 million, down 6.6% from $628.1 million in FY99. Total European revenue amounted to $120 million, of which 90% was from e-business.

Expertise to Acquisition

?? Specialised in Delivering eSolutions. During the past couple of years Cambridge has undergone major restructuring to focus on delivering ebusiness solutions and e-integration capabilities. This will allow for a more solutions led organization whereby additional skills and knowledge can be derived from Cambridge.

?? Vertical Expertise. Cambridge brings depth of understanding of business issues within focused industries: financial services, communications, energy and manufacturing.

?? Breadth of Services. Cambridge offers both consulting and systems integration expertise which will complement the organization's move towards becoming an end-to-end solutions provider.

?? Relationship-based selling. One of the key issues within today's ebusiness projects is the ability to develop strong relationships to increase sales. Cambridge is able to leverage its competency in this area delivering services to changing customer requirements.

?? Rapid application development (coRad). Another strength is the customer oriented rapid application development (CoRad) methodology, built up and incorporated throughout the organization. The whole structure of Cambridge is based on delivering services to

PR23H                                   - 4 -                         A IDC
     its clients in the best possible way. The CoRad methodology is used by Cambridge to help fulfill clients' increasing demands and expectations.

IDC Analysis

The acquisition brings further credibility and skills to Novell - at a very attractive price. It also emphasizes the fact that the company is serious about its One Net strategy and the move towards being a end-to-end solutions provider. Additionally, it enables Novell to build its knowledge and skills set in solutions for addressing business problems. This will allow Novell to leverage its relationship with customers to best meet their business solutions requirements. Cambridge brings a new approach to market, which will help Novell accelerate the process in moving forward.

The trends in the market show an increasing role for directories, which are becoming core elements of networking solutions and business process integration along with consulting. Cambridge will be a strong partner in the integration part and the consulting space.

Cambridge's main strength is its focus of eSolutions delivery across a number of key verticals. Novell doesn't have the vertical expertise nor has been a very strong solution oriented organization. Even though Novell has in-house consulting expertise, Cambridge is used to providing consulting and services to a wider breadth of technologies outside of Novell's. In addition Cambridge understands the whole essence of customer relationship.

Combining complementary customers could provide a strong client base for further future growth. Cambridge brings a range of important new customers into Novell's client network -- from global companies to mid-sized.

IDC Conclusion

The importance of One Net as a refocused direction for Novell cannot be understated. It's successful adoption as a concept for network unification management may very well be an indicator of whether there is a future for Novell.

However, this acquisition does raise a few questions, particularly if we examine Cambridge's recent status. Over the past one-year Cambridge's shares have reduced dramatically, highlighting the volatile market situation and Cambridge's declining market position. This acquisition has indeed been an attractive buy for Novell who will undoubtedly benefit from additional consulting and integration capabilities. While this model poses many benefits for Novell's client base, one must consider the existing clients of Cambridge who are in the midst of current and future eCRM and ebusiness deployments.

Novell knows that it needs to point to significant consulting expertise if it wants to position itself as a provider of advanced network solutions, instead of being seen as the

A IDC                              - 5 -                         PR23H
company that sells NetWare. Its acquisition of Cambridge gives Novell access to a significant number of consultants and allows for the leveraging of Cambridge's customer relationships. It is now essential for the company to integrate the new staff as efficiently as possible and to boost Novell's capability as an end-to-end solutions provider. This is vital for the success of One Net, on which the jury is still out.

PR23H                              - 6 -                         A IDC

Novell, Cambridge Technology Partners Merge
March 13, 2001

News Peg: Novell is buying Cambridge Technology Partners (CTP) in a $266 million stock swap involving no cash. As part of the merger, Cambridge CEO Jack Messman will replace Novell's Eric Schmidt as CEO of Novell. Schmidt will remain as chairman and "chief strategist."

Situation Analysis: Novell has been struggling with its business model for the past four years. Its original "crown jewel" -the NOS - is no longer compelling; its collaborative suite has not been competitive; and its Web initiatives have never garnered a large following. Novell's latest crown jewel - NDS - is a strong technology, but the message around it has remained muddled. Novell has had difficulty articulating a value proposition for NDS.

  META Quote: "Novell has basically been a technology company, and has always had difficulty communicating how its technology equates to customer value. It does have a presence in large organizations, but it has lacked a service organization or strong partnerships with third-party service organizations to build and install applications on top of its technology to demonstrate the value." David Cearley, META Group analyst, Stamford, Conn.

Throughout the 1990s, Novell struggled constantly against a tremendous steady onslaught from Microsoft. So far, it has succeeded in holding the Redmond giant off -helped in part by Microsoft's own less-than-stellar performance in the networking area. Novell was also buoyed by one shining moment in the late 1990s when it was able to re-engage its client base on the cost savings that could be achieved through Zero Effort Networking (ZEN), which demonstrated the value of NDS. This, plus Microsoft's late delivery of Active Directory, helped Novell sell NetWare 5+ into its installed base and hold on to its market.

  META Quote: "Novell had a chance to make a big splash on the Internet about a decade ago, working with AT&T to create what would essentially have been a Novell VPN [virtual private network]. But it wasn't able to pull this off, and since then its presence in Internet technology has never jelled." Peter Burris, META Group analyst, Stamford, Conn.

Novell tried to repeat its success with ZEN by being aggressive with Internet-related products to penetrate this growing market (e.g., Novell iChain for authentication/permissions infrastructure, OnDemand for thin-client services, the flagship eDirectory). Directory services, in particular, have been a technical strong point for Novell, but the company has found it difficult to enter a market with strong leaders and differentiate enough to attract non-Novell customers in numbers sufficient to achieve a tipping point. As a result, Novell has not been able to develop a Web-centric directory services product portfolio around eDirectory that could compete with Netscape and other LDAP technologies.

  META Quote: "You have to question what offerings Novell has, as a provider of network-based services, that would be compelling to corporations. It has never really established itself as a strong player in Internet infrastructure. The only significant offering Novell has is eDirectory, and it can't articulate a real business model around it." Steve Kleynhans, META Group analyst, Caledon, Ontario, Canada

Part of Novell's problem is that it has failed to hold on to the high end of its channel and maintain strategic positioning with key OEMs, which have been migrating steadily to Microsoft technology. This migration was hastened when Novell made pricing changes late in 1999 that angered its channel. The acquisition of CTP seems to be an admission by Novell that it has gone as far as it can on its own and it needs to focus on a new business model emphasizing solutions versus raw technology.

  META Quote: "A big hole in Novell's market has been the lack of systems integrators or consultants to build the applications that users need on top of Novell's products, and to sell and integrate those products into users' environments. Obviously, Eric Schmidt is hoping CTP will fill this gap." David Cearley, META Group analyst, Stamford, Conn.

With this move, Novell continues a focused effort at remaking itself into an Internet services company, but it also creates an interesting conundrum. During the past eight months, Novell has been fostering extensive relationships with major systems integrators, such as Deloitte & Touche, in an effort to create market share and rebrand its products as more than just operating systems for enterprises. The acquisition of Cambridge puts those relationships into a different and perhaps confrontational light.

  META Quote: "Novell has made several missteps in the past with acquisitions that have disappeared into the corporate culture with little positive effect (e.g., UnixWare, Netoria). But whatever the consequences of this acquisition and Novell's current systems integration relationships, this is the right type of thing to do at this point in the life cycle of remaking the company - if only Novell can make it work." Earl Perkins, META Group analyst, New Orleans, La.

CTP is not the ideal partner for Novell - EDS or another strong integrator would be better positioned to exploit Novell technologies - but the merger still has a theoretical chance of working if the two companies can merge their very different corporate cultures. To achieve this, however, CTP would need to succeed where Eric Schmidt failed - transforming Novell's business model and channel.

But in the real world, the acquisition/integration of services organizations by product companies rarely succeeds. The business model of a services organization is fundamentally different, and executives become impatient with lower profit margins, longer sales cycles, and less ability to "push" out to the market. Moreover, CTP has struggled to find its niche since Y2K projects wrapped up last year.

The outlook for a struggling product company looking for relief by purchasing a struggling services company is not very bright. Novell will likely view CTP as merely a channel through which it will push product. CTP lacks a strong channel through which it can get new business. While CTP will attempt to sell within the Novell installed base, the loyalty and visibility of Novell's contacts are not visible enough to client personnel handling service projects. Not only is it difficult to push services on an installed base, but also the people in the organization who would use CTP's services are unlikely to be the ones that purchased Novell products.

We believe the combination of Novell and CTP will enjoy limited success/growth through 2001 as the companies leverage early demand (i.e., the low-hanging fruit) but will slowly falter through 2003, at which point Novell will shut down or integrate into traditional services what little remains of the current CTP organization. Services organizations depend entirely on brain power or skilled personnel. When those key people are not challenged or when they find better opportunities, the resultant brain drain literally kills a services company.

CTP itself is a struggling victim of the dot-com meltdown. It attracted top staff members during the heady days of the Internet boom and paid them handsomely with stock. Now, it is having problems retaining that staff as well as customers who are re-evaluating their e-commerce plans. CTP is looking for technology and, of course, customers. These challenges, as well as the inevitable turmoil surrounding the shift in corporate culture, will undermine efforts to change the basic Novell business model.

  META Quote: "The problem is that Novell currently does not have all the pieces necessary for the Internet, and it is unlikely to develop those pieces soon. All CTP really gets is a customer base that is at least temporarily locked in. Customer acquisition costs are a big deal in consulting. But to reach those customers, CTP will go through Novell's channel, which has been negatively impacted during the past few years by ill-advised pricing moves by Novell and aggressive poaching by Microsoft. It has to redesign the channel to sell services." Peter Burris, META Group analyst, Stamford, Conn.

User Action: Current Novell users should not panic as a result of the merger - but they should not rejoice, either. Users with considerable investment in Novell products and services can potentially benefit from this move if CTP can turn the technical potential of Novell technology into viable business solutions that integrate well into Microsoft-dominated LAN and emerging Internet environments (e.g., Microsoft .Net, Java). However, given the difficulties in integrating a product company and a services company, users should be cautious making any major expansions of the Novell presence until the merger is complete and synergy is demonstrated.

  META Quote: "These two companies face significant challenges in integrating their two very different corporate cultures. I anticipate major internal battles over corporate strategic direction. Customers do not want to get caught in the middle of those battles." David Cearley, META Group analyst, Stamford, Conn.

Users in mixed Novell/Microsoft environments and developing e-business strategies should review the announcement pragmatically, with a clear understanding that an underdog is contending for a share of the crown. Users should consider Novell a tactical rather than a long-term strategic vendor. Customers that do not currently use Novell should be cautious about adding its products right now.

META Group analysts Peter Burris, David Cearley, Dean Davison, Jerald Murphy, Earl Perkins, Steve Kleynhans, and Mike Gotta contributed to this article.